As filed with the Securities and Exchange Commission on November 4, 2003
                          Registration No. 333-104620
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 AMENDMENT NO. 5
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                BILLY DEAD, INC.
                 (Name of Small Business Issuer in its charter)

            Delaware                             7812                      55-0799176
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)      Classification Code Number)     Identification Number)

                                   ----------

                                Peter S. Fuhrman
                             Chief Executive Officer
                                2312 Lorenzo Dr.
                          Los Angeles, California 90068
                                  323-962-9873
          (Address and telephone number of principal executive offices)

                                   ----------

                                2312 Lorenzo Dr.
                          Los Angeles, California 90068
                                  323-962-9873
     (Address of Principal Place of Business or Intended Place of Business)

                                   ----------

                                   Copies to:

          Denis T. Rice, Esq.                         Adam Eilenberg, Esq.
     Howard, Rice, Nemerovski, Canady,                 Wesley Paul, Esq.
Falk & Rabkin, A Professional Corporation      Ehrenreich Eilenberg & Krause LLP
   Three Embarcadero Center, Suite 700             11 E. 44th St., 17th Floor
         San Francisco, CA 94111                      New York, NY, 10017
              (415) 434-1600                            (212) 986-9700

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                   ----------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]

                                   ----------

                                      CALCULATION OF REGISTRATION FEE
===========================================================================================================
Title of Each Class of Securities                             Proposed Maximum Aggregate       Amount of
to be Registered                                                    Offering Price         Registration Fee
-----------------------------------------------------------------------------------------------------------
Series A preferred stock, par value $0.001 per share                  $7,875,000               $637.08
-----------------------------------------------------------------------------------------------------------
Underwriter's Warrants                                                $       54                    --(1)
-----------------------------------------------------------------------------------------------------------
Series A preferred stock, par value $0.001 per share(2)               $  519,750               $ 42.06
-----------------------------------------------------------------------------------------------------------
TOTAL                                                                 $8,394,750               $679.14
===========================================================================================================

(1)   No fee is required pursuant to Rule 457(g) of the Securities Act.

(2)   Consist of 54,000 shares issuable upon the exercise of the Underwriter's
      Warrants: 18,000 Underwriter's Warrants at an exercise price of $9.19; 18,000 Underwriter's Warrants at an exercise price of $9.63; and 18,000 Underwriter's Warrants at an exercise price of $10.06. Fee calculated pursuant to Rule 457(g)(1) of the Securities Act.

                                   ----------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      This Amendment No. 5 to the Registration Statement on Form SB-2 is being filed solely to amend Part II, and specifically to include Item 24 and an amended Item 26 which inadvertently were not included in previously filed Amendments.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Delaware law, our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

o     for any breach of duty of loyalty to us or to our stockholders;

o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

o     under Section 174 of the Delaware General Corporation Law; and

o for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our certificate of incorporation covers negligence and gross negligence on the part of indemnified parties. The certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification.

The underwriting agreement (Exhibit 1.1) provides for indemnification by our underwriters, our directors, our officers who sign the registration statement, and our controlling persons for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the sale of the common stock we are offering, other than underwriting commissions and discounts. All amounts, except the SEC registration fee and the NASD Filing Fee, are estimates.

Item                                                                     Amount
----                                                                    --------
SEC registration fee                                                    $    679
NASD filing fee                                                         $  1,339
Blue Sky fees and expenses                                              $ 29,500
Printing and engraving expenses                                         $ 13,000
Legal fees and expenses                                                 $ 45,000
Accounting fees and expenses                                            $ 25,000
Transfer Agent, Escrow and Registrar fees                               $  5,000
Miscellaneous expenses (1)                                              $ 30,481
                                                                        --------
Total                                                                   $150,000
                                                                        ========

(1) Miscellaneous expenses consist of our estimated road show expenses of $20,000 and a contingency of $10,481.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

In October 2002, we issued 108 shares of our common stock to our three initial directors in connection with the formation of our company. We received nominal consideration of $2.00 per share (an aggregate of $216.00). The issuance of the securities was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), under the provisions of Section 4(2) and under SEC Regulation D, as it was not a transaction involving a public offering.

In December 2002, the directors and stockholders of our Company approved the Amended and Restated Certificate of Incorporation, pursuant to which the number of authorized shares of common stock would be increased to 900,000 shares, with a par value of $0.001 per share, and a new class of 954,000 shares of Series A Preferred Stock, par value $0.001 per share, was authorized. The directors and stockholders also approved the automatic conversion of each of the 108 previously issued shares of common stock into 2,000 shares, par value $0.001 per share (an aggregate of 216,000 shares) upon the filing of the Amended and Restated Certificate of Incorporation (the "Recapitalization"), which occurred on February 27, 2003.

In December 2002, the directors and stockholders also approved the issuance of an additional 684,000 shares of common stock, subject to the filing of the Amended and Restated Certificate of Incorporation, in connection with the formation of our Company. The shares were issued following the recapitalization for nominal consideration equal to par value per share (an aggregate of $684) to two of the Company's directors who will act as our management team and a third person who is the director of the Film to be produced by the Company. The issuance of the shares was exempt from registration under the Securities Act under the provisions of Section 4(2), as not being a transaction involving a public offering.

In August 2003, a new board member was added and one of the initial directors sold, for $0.001 per share, 36,000 shares of common stock (aggregate of $36.00) to the new member.

In October 2003 a member of our management team resigned from the positions of CEO and CFO and the Company subsequently filled his position with a new person. In connection with this restructuring of our management, and in accordance with certain provisions of our management's employment contracts, the former CEO/CFO sold 144,000 shares of common stock to the new CEO/CFO for $0.001 per share, (an aggregate of $144.00). Also in October 2003, the Company added another new board member. The former CEO/CFO sold 6,000 shares common to the new board member for $0.001 per share (an aggregate of $6.00). An initial director additionally sold 30,000 shares of common stock to the same new board member for $0.001 per share (an aggregate of $30).

The certificates representing the shares transferred in August and October 2003 have restrictive legends, and each of the purchasers of the shares has delivered to the Company a letter confirming his investment intent with respect to the shares acquired. In addition, the transferability of these shares, as is the case of all other shares of common stock issued and outstanding and held by the founders of the Company and its directors, will be limited for a period of up to four years following the closing of the Company's public offering of its Series A preferred stock covered by this Registration Statement, in accordance with the terms of the Promotional Shares Escrow Agreement, the form of which is included as Exhibit 10.14 to this Registration Statement. Accordingly, the sale and transfer of these shares in August 2003 and October 2003 were exempt from registration under the Securities Act because they constituted private resales effected in a manner similar to a private placement by the Company, and therefore came within what is characterized as the "Section 4 1/2 exemption" under the Securities Act.

ITEM 27. EXHIBITS.

    Exhibit
     Number       Description of Document
    -------       -----------------------

      1.1         Form of Underwriting Agreement.*****

      3.1         Amended and Restated Certificate of Incorporation.**

      3.2         Bylaws.**

      3.3         Amendment to Bylaws dated as of June 15, 2003.***

      4.1         Form of common stock certificate.**

      4.2         Form of Series A preferred stock certificate.**

      4.3         Form of Underwriter's Warrant Agreement.**

      5.1 Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation.*****

      10.1 Screenplay Option Agreement and Assignment between Billy Dead, Inc. and TAP Entertainment, dated April 7, 2003.**

      10.2        Novel Option Agreement and Assignment between Billy Dead, Inc.
                  and Lisa Reardon, dated April 15, 2003.**

      10.3 Production Services Directors Agreement dated December 1, 2002 between Billy Dead, Inc. and Keith G. Gordon.**

      10.4 Production Services Producers Agreement dated December 1, 2002 between Billy Dead, Inc. and Julie G. Lynn.**

      10.5        Lease Agreement dated January 1, 2003 between Billy Dead, Inc.
                  and Apologetic Productions.**

      10.6 Loan Repayment Agreement dated December 18, 2002 between Billy Dead, Inc. and Peter McDonnell.**

      10.7 Employment Agreement dated December 1, 2002 between Billy Dead, Inc. and Charles F. Ryan III.**

      10.8 Agreement regarding Board Directorship dated December 1, 2002 between Billy Dead, Inc. and Charles F. Ryan III.**

      10.9 Agreement regarding Board Directorship dated December 1, 2002 between Billy Dead, Inc. and Brett W. Young.**

      10.10       [Intentionally Omitted]

      10.11       [Intentionally Omitted]

      10.12 Agreement regarding Board Directorship dated as of August 15, 2003 between Billy Dead, Inc. and Peter S. Fuhrman.****

      10.13 Agreement dated as of August 15, 2003 between Billy Dead, Inc., Brett Young and Peter S. Fuhrman.****

      10.14 Form of Promotional Shares Escrow Agreement between Billy Dead, Inc., Charles F. Ryan, III, Julie G. Lynn, Keith Gordon, Brett Young, Peter Fuhrman, Peter Read and Joseph Tomkiewicz, Esq., as escrow agent.*****

      10.15 Employment Termination Agreement dated as of October 15, 2003 between Billy Dead, Inc. and Charles F. Ryan III.*****

      10.16 Agreement dated as of October 15, 2003 between Billy Dead, Inc., Charles F. Ryan III and Peter S. Fuhrman.*****

      10.17 Agreement dated as of October 15, 2003 between Billy Dead, Inc., Charles F. Ryan III, Julie Lynn and Peter Read.*****

      10.18 Employment Agreement dated as of October 15, 2003 between Billy Dead, Inc. and Peter S. Fuhrman.*****

      10.19 Agreement regarding Board Directorship dated as of October 15, 2003 between Billy Dead, Inc. and Peter Read.*****

      10.20 Agreement dated as of October 15, 2003 between Billy Dead, Inc., Julie Lynn, Keith Gordon, Sidetracked Productions, Inc., Charles F. Ryan III, Brett Young and Peter S. Fuhrman.*****

      23.1 Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation (included in Exhibit 5.1).*****

      23.2        Consent of Adam B. Kaufman & Associates, PLLC.******

      23.3        Consent of Raimondo Pettit Group, Independent Auditors.******

      99.1 Escrow Agreement by and between Billy Dead, Inc., Civilian Capital, Inc., Computer Clearing Services, Inc. and Bank of the West, as escrow agent.****

----------
*     Filed herewith

**    Filed with the initial Registration Statement dated April 18, 2003

***   Filed with Amendment No. 1 to Registration Statement dated June 24, 2003

****  Filed with Amendment No. 3 to Registration Statement dated September 3,
      2003

***** Filed with Amendment No. 4 to Registration Statement dated October 28,
      2003

ITEM 28. UNDERTAKINGS.

      The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offerings thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Billy Dead, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles State of California on the 4th day of November, 2003.


                                        By: /s/ PETER S. FUHRMAN
                                        ------------------------
                                            (Peter S. Fuhrman)
                                            President, Chief Executive Officer,
                                            Chief Financial Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter S. Fuhrman as his or her true and lawful attorney-in-fact and agent, with full power of substitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

      SIGNATURE                               TITLE                              DATE
-------------------------------------------------------------------------------------------

/s/ PETER S. FUHRMAN          President, Chief Executive Officer,          November 4, 2003
---------------------------   Chief Financial Officer and Director
(Peter S. Fuhrman)            (Principal Executive, Financial and
                              Accounting Officer)


/s/ JULIE G. LYNN             Vice President, Secretary and Director       November 4, 2003
---------------------------
(Julie G. Lynn)


/s/ BRETT W. YOUNG            Director                                     November 4, 2003
---------------------------
(Brett W. Young)


/s/ CHARLES F. RYAN III       Director                                     November 4, 2003
---------------------------
(Charles F. Ryan III)


/s/ PETER READ                Director                                     November 4, 2003
---------------------------
(Peter Read)